Exhibit 21.1

SUBSIDIARIES

Beauty.com, Inc., a Delaware corporation

Custom Nutrition Services, Inc., a Delaware corporation

DS Pharmacy, Inc., a Delaware corporation

DS Fulfillment, Inc., a Delaware corporation

DS Distribution, Inc., a Delaware corporation

DS Non-Pharmaceutical Sales, Inc., a Delaware corporation

De~luxe Distributors, Inc., a Delaware corporation

International Vision Direct, Ltd., a British Columbia, Canada company

Michigan Online Sales, Inc., a Delaware corporation

RAD Online Sales, Inc., a Delaware corporation

Vision Direct, Inc., a Texas corporation